Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation
CONTACT:	Lara Mahoney	28601 Clemens Road
	Vice President,	Westlake, Ohio 44145 USA
Investor Relations & Corporate Communications
440.414.5639
Lara.Mahoney@nordson.com

Nordson Corporation Announces Planned Retirement of Chief Financial Officer

Gregory A. Thaxton plans to retire in 2020 after 30 years with the company

Westlake, Ohio – (December 12, 2019) – Nordson Corporation (NASDAQ-NDSN) today announced that Gregory A. Thaxton, Executive Vice President and Chief Financial Officer, plans to retire in 2020 after thirty successful years with the company, with the last 12 years as CFO. The company has initiated a search of internal and external candidates for his successor. Mr. Thaxton will remain in his current role throughout this transition period.

Sundaram Nagarajan, President and Chief Executive Officer, said, “On behalf of the entire Board and Nordson team, I want to thank Greg for his leadership. Greg has been an incredible partner as I’ve transitioned into the role of CEO. His passion for Nordson, our customers, employees and shareholders is evident to everyone who interacts with him. We expect this to be a smooth transition, and I appreciate Greg’s commitment to stay with us until his successor is identified and onboarded.”

“I have had a wonderful career with Nordson, and I know this strong company’s future is secure with Naga and the Nordson leadership team. During my tenure, Nordson has grown from $282 million in revenue to $2.2 billion, expanded profitability, and entered new end markets, geographies and applications. It has truly been a pleasure to participate in this great organization’s success. As we prepare for Nordson’s next chapter of profitable growth, the company is well positioned and I’m ready to pass the torch to a new generation of leadership,” said Mr. Thaxton.

Mr. Thaxton started his career with Nordson in 1989. He became part of the executive leadership team in February 2007 when he was named Corporate Controller and Chief Accounting Officer. He was appointed CFO in January 2008. Previously, Mr. Thaxton served as group controller for the Pacific South Division and the Finishing and Coating Systems segment, as well as the Automotive Systems and UV Curing Systems businesses.

Mr. Thaxton serves on the board of directors of Kimball Electronics, Inc. (Nasdaq: KE) and is also a board member of the Lorain County Community College Foundation.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

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